ALTERNATIVE STRATEGIES GROUP, INC.
401 South Tryon Street
Charlotte, NC  28202

As of September 21, 2011

ASGI AURORA OPPORTUNITIES FUND, LLC
 c/o Alternative Strategies Group, Inc.
401 South Tryon Street
Charlotte, NC  28202

Re: Expense Limitation Agreement

With reference to (i) the Advisory Agreement dated as of December 10, 2010 by and between Alternative Strategies Group, Inc. (the “Advisor”) and ASGI Aurora Opportunities Fund, LLC (the “Fund”), and (ii) the Expense Limitation Agreement (the “Prior Expense Limitation Agreement”) dated as of December 10, 2010 by and between the Advisor and the Fund, we hereby agree as follows:

 1.           Up to and including January 31, 2013, the Advisor agrees to waive its fees and/or reimburse the Fund for its expenses to the extent necessary to limit the total annualized expenses of each Class of interests of the Fund (excluding the Fund’s borrowing and other investment-related costs and fees (including any underlying manager fees and expenses and the Fund’s Performance Allocation (if any)), taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the Fund’s business and the distribution and servicing fees (often referred to as Rule 12b-1 Fees) applicable to the Fund’s Class A interests) including, for the avoidance of doubt, the Fund’s start-up, offering and organizational expenses, to 1.00% annually of the Fund’s average net assets attributable to each Class of interests (2.00% annually, including the Advisor’s management fee).  For the avoidance of doubt, the Performance Allocation (if any) payable to the Advisor and/or any sub-advisor will not be impacted by this Expense Limitation Agreement.

2.           The Advisor shall be permitted to recover fees and expenses it has waived or borne hereunder from the applicable Class or Classes of interests and under the terms of the Prior Expense Limitation Agreement subsequent to the effective date of this agreement (whether through reduction of its fees or otherwise) in later periods to the extent that the Fund’s expenses with respect to the applicable Class of interests fall below the annual rate set forth in any then-applicable expense limitation agreement; provided, however, that the Fund is not obligated to pay any such deferred fees or expenses more than three years after the end of the fiscal year in which the fee or expense was deferred.

3.           During the periods covered by this letter agreement, the expense limitation arrangement set forth above may only be modified by a majority vote of the “non-interested” Managers of the Fund (as defined under the Investment Company act of 1940, as amended (the “1940 Act”)).

4.           We understand and intend that you will rely on this undertaking in preparing and filing the amendments to the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours,

ALTERNATIVE STRATEGIES GROUP, INC.

By: /s/ Adam I. Taback
Name: Adam I. Taback
Title: President

ACCEPTED AND AGREED TO ON BEHALF OF:

ASGI AURORA OPPORTUNITIES FUND, LLC

By: /s/ Adam I. Taback
Name: Adam I. Taback
Title: President